UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Ashenhurst, Harry J.
   2140 Lake Park Blvd.
   Richardson,  Texas  75080-2254
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   7/02
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Chief Administration Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security            2)Trans-  3.Trans- 4.Securities Acquired(A)      5)Amount of           6)Ownership    7)Nature of
                               action    action   or Disposed of (D)            Securities            Form:  Direct  Indirect
                               Date      Code               A                   Beneficially          (D) or           Beneficial
                               (Month/                      or                  Owned at              Indirect (I)   Ownership
                               Day/Year) Code V   Amount    D         Price     End of Month
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value        7/18/02   A(1)     V         15,500              194,343               D
$0.01 per share



                                                                 1



Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion   3)Trans-  4)Trans-   5)Number of Derivative         6)Date Exercisable and
Security                       or Exercise    action    action     Securities Acquired (A)        Expiration Date
                               Price of       Date      Code       or Disposed of (D)
                               Derivative               ----------------------------------------------------------------------------
                               Security                 Code  V    A                D             Exercisable Date   Date Expiration
------------------------------------------------------------------------------------------------------------------------------------





Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                  8)Price     9)Number of   10)Owner-       11)Nature of
Security                       action    of Underlying                       of Deri-    Derivative    ship Form       Indirect
                               Date      Securities                          vative      Securities    of Derivative   Beneficial
                                                                 Amount or   Security    Beneficially  Security:       Ownership
                                                                 Number of               Owned at      Direct (D) or
                                         Title                   Shares                  End of Month  Indirect (I)
------------------------------------------------------------------------------------------------------------------------------------




Explanation of Responses:

(1) Restricted Stock Award.

-   Attorney in fact  pursuant to the power of attorney  dated  7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: Carl E. Edwards, Jr.
    For: Harry J. Ashenhurst
DATE 8/8/02